Exhibit 99.2

ITC^DELTACOM, INC.

ITC^DELTACOM THIRD QUARTER FINANCIAL RESULTS

CONFERENCE CALL & WEBCAST

Leader, Larry Williams

11/11/04

Date of Transcription: November 11, 2004

ITC^DELTACOM, INC. November 11, 2004	Page 2

Christy:	Good morning. My name is Christy, and I will be your conference facilitator. At this time, I would like to welcome everyone to the ITC^DeltaCom Third Quarter 2004 Earnings Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer period. If you would like to ask a question during this time, simply press *1 on your telephone keypad. If you would like to withdraw your question, press *2 on your telephone keypad. I would like to remind everyone that the call is being taped and broadcast over the Internet and the Company does claim all rights of copyright. I will now turn the call over to Mary Catherine Bassett, the Director of Communications for ITC^DeltaCom. Ms. Bassett, you may begin your conference.

Mary Catherine Bassett:	Thanks, Christy, and thanks, everybody, for joining today. With me are Larry Williams, our Chairman and CEO; Doug Shumate, our Chief Financial Officer; and Drew Walker, our President of Business Services. Larry and Doug have prepared remarks and then we’ll open the call up for questions.

Before we get started, I’d like to remind everyone that some of today’s remarks will include certain forward-looking statements and actual results could differ significantly from the results expressed or implied in these statements because of risks and uncertainties. ITC^DeltaCom has identified some of the most significant risks and uncertainties in the earnings release we sent out this morning. For a discussion of the risks and uncertainties, you should read ITC^DeltaCom’s latest Annual Report on Form 10-K and the subsequent filings with the SEC.

Today’s remarks also refer to EBITDA, a non-GAAP measure that represents net income or loss before interest, taxes, depreciation and amortization. A reconciliation of EBITDA to the most directly comparable GAAP measure is available on the last page of the earnings release that we sent out this morning and that release is available on our Web site.

Finally, I would like to note that with respect to ITC^DeltaCom’s pending mergers with FDN Communications and Network Telephone, the regulators are processing ITC^DeltaCom’s various filings and for information about FDN or Network Telephone and the terms of the mergers we would refer you to ITC^DeltaCom’s

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SEC Registration Statements, the latest amendment of which ITC^DeltaCom filed late last week. We have several items to discuss about the third quarter on this conference call and, therefore, will not be taking any questions related to the transactions.

And, with that, I will turn the call over to Larry.

Larry Williams:	Thank you, Mary Catherine, and good morning to everyone. Thanks again for joining today’s call. I will begin with an overview of some of our key areas of focus and review our ongoing strategic initiatives. Doug will go into the details of the Company’s third quarter financial performance and provide an update on the BTI integration. And then we’ll open the call for questions.

Throughout the third quarter, the Company faced challenges that impacted our ability to make progress towards profitability. We experienced negative trends in our core competitive business as well as continued pressure in our wholesale business. Specifically, our integrated communication services revenues were impacted by increased local line churn and significant pricing pressure on the re-terming of existing customers.

The severe weather experienced in our region also impacted our performance. We saw our gross line installation times increase dramatically in August and September as BellSouth was focused on restoring services affected by the weather versus new installations.

We also experienced pressure on our working capital and a high level of capital expenditures, which directly impacted the level of cash utilization experienced in the current quarter.

As detailed in our press release, we have issued a drawdown notice to Welsh, Carson, Anderson & Stowe for the remaining $15 million cash investment available under the BTI Merger Agreement for 150,000 additional ITC^DeltaCom Series B preferred stock to improve the Company’s liquidity and provide capital for contingencies and operational activities.

It is important to note that while we were challenged with these weather issues, ITC^DeltaCom’s network maintained consistent up-time and our customers’ communication services were not

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adversely impacted as a result of network downtime. Our employees worked around the clock to ensure our customers received high levels of service during these times.

As we look forward into the fourth quarter and into early next year, we will remain focused on four primary areas:

• Customer retention and lowering existing churn levels;

• The minimization of discretionary capital expenditures;

• The elimination of additional costs from our business; and

• Closing the previously announced transactions with FDN and Network Telephone.

As part of our commitment to provide customers with the most competitive, flexible products, we have completed the rollout of our Simplici-T Plus product featuring dynamic bandwidth allocations to all 40 major markets within our southeastern footprint.

During the third quarter, we also initiated a more aggressive customer retention program, deepening our relationships with existing customers and focusing on delivering high levels of customer support and satisfaction. These efforts, although necessary for retaining our existing customers in an extremely competitive environment, may continue to pressure our revenues going forward. We believe that focusing on our existing customer base to enhance the overall value and service we provide to our customers is a necessary step to ensuring our strength in the competitive marketplace as we move to increase customer satisfaction, lower churn, and expand the breadth of quality services we provide our customers. Given our current environment, the cheapest dollar of revenue to acquire is one that you do not have to replace.

Effective October 1st, we have exited our program to acquire new residential customers. This decision was based on customer turnover and the uncertainty surrounding the cost of providing such services using a UNE-P platform as a result of recent impending FCC and court actions. Related to this decision, we eliminated

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approximately 20 positions associated with this effort and reassigned another 15 to a targeted customer retention effort on our existing base of business customers. The remaining 25 personnel will continue to service our existing residential customers.

We continued to realize the benefits of the BTI merger and are on target or ahead of all major milestones. We continue to outperform our original integration plans, achieving approximately $9.1 million in net cost savings during the third quarter. These cost savings represent an incremental synergy savings of $1.5 million over the second quarter 2004. This brings our annualized cost savings run rate as of September 30th to $37.9 million or 95% of the $40 million in cost savings we expected to achieve by the end of this year. Doug will provide further details on the integration and associated cost savings in just a few moments.

The successful elimination of duplicate costs associated with the BTI merger continues to highlight the need for further consolidation within the CLEC industry, especially given the challenges that we and other CLECs are faced with in obtaining predictable revenue growth and operating in the uncertain regulatory environment.

We remain focused on the solid execution of our business plan and our path to ensuring long-term profitability. I’d like to go into some of the ongoing strategic initiatives relating to our strategy.

•       During the third quarter, ITC^DeltaCom signed definitive merger agreements with Florida Digital Network d/b/a FDN Communications and NT Corporation, the parent company of Network Telephone Corp. We announced that the closing process would take approximately 90 – 150 days and we remain focused on this effort. During the preclosing period, we are well into defining the combined company’s go-to-market strategy, product offerings and processes, and determining additional opportunities for improved efficiencies.

•       Moving into the fourth quarter, we continue to see pricing pressures due to the competitive environment and ever-changing regulatory landscape. We will continue to focus on a more aggressive customer retention program and lowering

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existing churn while minimizing discretionary capital expenditures.

• We will continue to focus on achieving the cost savings associated with the BTI merger and continue to work diligently to ensure the closing of our proposed mergers with FDN and Network Telephone.

Again, thank you very much for joining our call. With that, I will turn it over to Doug.

Doug Shumate:	Thank you, Larry, and good morning, everyone, and thanks again for joining today’s call. I will begin by providing a discussion on our third quarter financial results particularly compared to the second quarter of 2004 and will then provide some additional insight into the progress of the BTI integration efforts and the relating cost savings. I will conclude my remarks with a brief discussion regarding the liquidity of the Company in light of the issuance of the $15 million drawdown notice to Welsh, Carson.

The results of the third quarter demonstrated some of the challenges that we have experienced in our sector. Continued pricing pressure on our acquisition offerings combined with writedowns associated with retaining existing customers have resulted in declines in our revenues, gross margin and EBITDA.

•      Consolidated revenues totaled $145.4 million, demonstrating an increase of $37.3 million or 34.5% over the third quarter of 2003 and a decline of $3.9 million quarter-over-quarter. The decline in our consolidated revenues in the third quarter of 2004 as compared to the second quarter of 2004 led to a $2.4 million decline in our gross margin. The quarter-over-quarter consolidated revenue decline was driven by a $2.2 million decline in our integrated communications revenue, a $300,000 decline in our equipment sales and related services, and a $1.4 million decline in our wholesale revenues.

•      Integrated communications services totaled $117.2 million in the third quarter, down from $119.4 million from the second quarter of 2004. The integrated communications revenues were adversely affected by long distance and other usage-based revenues which declined by $3.4 million which is approximately

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$1.2 million more than we anticipated. A portion of this decline was clearly caused by severe weather we experienced in our region, but it is also clear that the competitive landscape and the FCC mandated access rate declines also contributed to the decline in our usage-based products.

•      As we mentioned on our last quarter’s call, the competitive landscape continues to drive both new and existing customers to the bundled T-1 offerings, which typically feature a specified number of free minutes of long distance service, therefore creating less opportunity for LD revenue growth.

•      As we mentioned in our last call, late second quarter we implemented the FCC mandated decrease in our rates that we bill other carriers for access to our local network for interstate calls. These rate modifications did impact our third quarter financials reducing our revenues by approximately $550,000 per month resulting a slightly higher than anticipated decline in our access revenues.

•      We expect to continue to experience declines in our usage-based revenues as we continue to repackage our products to include certain levels of long distance minutes and as a general result of the overall competitive environment.

•      Local and data revenues increased $1.2 million, which is less than previously expected. We did not see a continuation of the trend experienced in July as we saw our gross installs of local lines fall off in both August and September. That, coupled with an increased level of customer churn, resulted in an approximate 300-line decline for this two-month period. However, during the quarter we did add 5,600 net T-1 base lines offset by a net quarterly loss of single line product of 2,691, resulting in a consolidated line growth of approximately 2,900 lines to just over 381,000 access lines.

•      We saw an improvement in the month of October on both our gross adds and net adds, but we remain cautious as to what the two remaining months of the year will bring specifically given the lack of business days in the last two months of the quarter.

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•      We continue to expect that we can grow our local revenues but do expect pressure on our data revenues. We still had approximately 11,600 lines in our sales backlog as of September 30th, which should be installed during the fourth quarter.

•      Equipment sales and related services revenue totaled $4.8 million in the third quarter, down from $5.1 million in the second quarter of 2004. We anticipate this revenue stream to remain relatively stable during the remainder of the year.

•      Wholesale revenues totaled $23.4 million in the third quarter of 2004 as compared to $24.8 million in the second quarter of 2004 demonstrating a decline in wholesale revenues of $1.4 million. The largest decline in our wholesale revenues as measured between the second and third quarters of 2004 was driven by a $600,000 decline in our local interconnection revenues, a $400,000 decline in our broadband transport revenues, and a $400,000 decline in our other wholesale revenues.

•      The decline in our local interconnection business was related to price reductions given to existing customers which will reterm for another year period, and a decline in our reciprocal compensation billings related to a customer who was purchased by a competitive provider and who moved their traffic. This same customer terminated its remaining obligation in early fourth quarter of 2004 and, accordingly, we expect the fourth quarter to reflect the benefit of penalties for early service terminations of about $800,000.

•      In addition, we have received new orders for local interconnection services that upon installation will more than offset the loss of revenues from this customer. Having said that, we don’t expect those installations to be complete until the end of December.

•      We expect to see our broadband revenues moderately decline to the end of the year and, based upon this discussion, we currently expect only a moderate decline in our wholesale revenues in the fourth quarter of 2004.

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•      Our consolidated gross margin declined to $74 million in the third quarter compared to $76.4 million in the second quarter. This decline in gross margin was driven by the reduction in operating revenues just discussed and was the primary driver in the $2 million reduction in our reported EBITDA in the third quarter of 2004 as compared to the second quarter of 2004.

The continued inefficiencies in our SG&A related to Sarbanes-Oxley compliance, over time, and an additional working day in the quarter also contributed to the decline – offset by the realization of the additional synergies related to the BTI integration.

• BTI merger costs of $431,000 are also included in the third quarter EBITDA amount and consisted primarily of $225,000 of executive severance and accruals for redundant facilities.

•      As Larry mentioned, we continue to outperform our original plan for BTI merger integration, achieving approximately $9.1 million in cost savings during the third quarter. As of September 30th, the employee headcount of the combined companies had been reduced by a total of 341 positions and, including 20 during the current quarter or 95% of the total 360 planned employee force reductions. These reductions were partially offset by the addition of 15 positions in our sales, provision and installation groups.

•      The third quarter synergy savings represent an increase of $1.5 million over the cost savings achieved in the second quarter of 2004 and an increase in quarter end annualized cost savings rate from $22 million at the end of March to more than $33 million at the end of June to more than $38 million to the end of September. The success that we are realizing related to the BTI integration clearly demonstrates our ability to identify cost savings and executing an integration plan to eliminate redundant costs in a combination of providers. We remain confident in the synergy numbers that we’ve mentioned previously as we continue to drive operational efficiencies and recognize the benefits of this scale.

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•      As we mentioned on the last call, we continue to expect to eliminate approximately $1 million of the incremental $1.4 million of selling and operations administration expense by the end of fourth quarter of 2004 as we reduce overtime, complete our Sarbanes-Oxley compliance, and realize additional efficiencies in the sales process. These benefits, however, will not manifest themselves until the first quarter of 2005 as we expect to have a higher level of Sarbanes-Oxley expense in the fourth quarter as we complete our testing.

Regarding the liquidity and anticipated cash flows of the business, the Company’s consolidated unrestricted cash balance totaled $16.6 million at the end of the third quarter, down $11.7 million from the second quarter’s cash balance of $28.3 million. The Company generated $9.1 million of cash flow from operations, an amount that was less than anticipated and down from the $10.3 million in the second quarter of 2004.

During the third quarter of 2004, we experienced an additional $4.9 million in working capital requirements. This, along with our reduced operating performance, put downward pressure on our achieved cash flow from operations. We made $14.7 million of capital expenditures during the quarter. Although significantly higher, it was in line with our anticipated results.

We continue to amortize our outstanding debt during the quarter by reducing our total debt to $297 million, representing a $4.3 million decline. Also during the third quarter of 2004, we made $2.2 million in additional payments associated with accrued BTI merger costs. These above items resulted in an $11.7 million decline in the unrestricted cash in the third quarter.

Based on the cash decline experienced in the third quarter, we deemed it prudent to obtain the remaining $15 million cash investment in the Series B preferred stock available to us under the BTI agreement. Accordingly, to improve our liquidity position and provide capital for contingencies and operational activities, we issued a drawdown notice today to Welsh, Carson, our majority stockholder, for this $15 million cash investment in exchange for 150,000 additional shares of ITC^DeltaCom Series B preferred stock. These additional shares will have the same terms as the currently outstanding Series B preferred stock. It is a condition to

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the exercise that we have less than $20 million of unrestricted cash. Upon the completion of other closing conditions, we expect the sale of this Series B preferred stock to close by the end of this month.

Wit that, thank you again for joining our call and we will now turn it over for Q&A.

Christy:	At this time, I would like to remind everyone if you would like to ask a question, please press *1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. Your first question comes from the line of Anton Annikst with Morgan Stanley.

Anton Annikst:	Hey, guys. How are you?

Doug Shumate:	Fine, Anton.

Anton Annikst:	A couple of questions. I was wondering if you’d quantify retail line churn. I think it had trended up from about 1.7% to 2% during the second quarter. Can you tell us roughly where you guys are today?

Doug Shumate:	The previous churn numbers we’ve given you were revenue dollars. Let me give it to you in line counts, Anton. And, of course, the revenue dollars are a little bit more because of all the pricing pressure that you face, but done on a comparative basis, our line churn was 1.7% in the first quarter. It was 1.6% in the second quarter. It trended up to 2.0% in the third quarter. And in the month of October, our churn on a line basis was at 1.77%, so it did tick back down in October; but, again, we remain cautious over the results of November and December.

Anton Annis:	Sure. And what do you think are some of the key drivers of churn? Is it BellSouth win-back programs or any other issues that you can kind of point to that stick out?

Doug Shumate:	One thing that I could add is that we’ve got a couple of dynamic issues as we look at the base. We’re continuing to grow our net T-1 products and that offering continues to be well received. We’re losing a higher level of single line-based products, which is clearly impacted and are the easier customers we believe for BellSouth to go after and they have been pretty aggressive.

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One other distinct difference in our churn is that we are seeing higher churn on the legacy BTI base and we saw a little uptick on the DeltaCom base, but still it’s significantly better. That’s where we have focused some of our recent activities on taking those 15 people that we mentioned; we’re calling back into that base aggressively and it’s a much smaller customer base so it’s a much more in-depth activity, but that’s what we’re attacking right now, Anton, based on the uptick that we saw in third quarter.

Anton Annis:	Sure. Doug – and if you don’t have the precise figures, I under stand – but if we crudely segment your access or customer base into kind of five lines or less or six lines or more, is there a qualitative difference in the churn you’re seeing at the upper end of your customer base versus the sub-five line guys?

Doug Shumate:	Let me give you a couple of facts. I do have some of those figures that I’m looking at. We’re seeing, as I talked about on those T-1-based products, it’s sub-1 to just a little over 1 depending upon the product, and you can be – on the single line products you can be – in the 2% range, and we are seeing a little bit higher than that in the high 2’s on the BTI base. So there is very much a significant difference in the level of churn based on the size of the customer.

Anton Annis:	Sure. Another question. I think the last figure you gave us for UNE-P lines, the base was 135,000.

Doug Shumate:	Uh-huh.

Anton Annis:	Which before giving any credit for the FDN and NT footprints, I think there are about 40,000 that you could not address with your own switches. Can you give us an update on total UNE-P line count, potentially any progress with reaching a commercial agreement with BellSouth, and what do you think you might be able to do with the combined footprint?

Doug Shumate:	Okay. And, again, let me just kind of – I’ll give you a couple of hard facts at the end and maybe update slightly. I said about 135,000; these are business lines.

Anton Annis:	Yep.

Doug Shumate:	Including Verizon, Sprint, as well as BellSouth, we had about 138,000 at the end of September of UNE-P lines.

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Anton Annis:	Uh-huh.

Doug Shumate:	That’s actually up to 141,000 because we implemented a conversion project to take some resale lines out and convert them over before the base, if you will, gets locked down; and that is where we are on the UNE-P lines today. And I can tell you that we are looking as part of our integration plans how we attack that UNE-P base and can’t give you any really other further updates because we’re still in the process mapping of that opportunity, Anton.

Anton Annis:	Okay. But you haven’t started migrating those to UNE-L as of yet in any sort of broad-based fashion?

Doug Shumate:	No. No, we have not.

Anton Annis:	Got it.

Doug Shumate:	And relative to discussions with BellSouth, we continue to have some discussions, but there’s really no material update on the result of those.

Anton Annis:	Fair enough. And a final question just in the context of you guys stopping marketing on the GrapeVine side, I guess consistent with what AT&T and MCI have been doing, can you give us an update on line count there on the resi front and maybe churn and what do you guys expect in terms of maybe the cash flow impact as some of those residential resale customers {unintelligible; both speaking}?

Doug Shumate:	Sure. As we look at that business, what we focus on is we do expect that base to continue to attrit off at least pretty aggressively over the next six months and then we anticipate that it’ll probably hit somewhat of a lower steady state. As it relates to the cash flow impact, that will probably – after the first three months, we’ll be going through some shutdown costs during the third quarter but in the first quarter we’ll have less obviously install charges associated with those. We’ll have less telemarketing. And we believe at a minimum by the first quarter that over where we are in the third quarter today that it will be accretive to the business from a cash perspective.

Anton Annis:	Is it accretive today?

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Doug Shumate:	No, it has been a net cash loser moderately today.

Anton Annis:	Got it. Thanks a lot, guys. Good luck.

Christy:	Your next question comes from the line of James Breen with Thomas Weisel Partners.

Dean Larkin:	Dean Larkin in for James Breen. How’re you doing?

Doug Shumate:	Fine.

Larry Williams:	Doing fine.

Dean Larkin:	I was just wondering if maybe you could talk about the more recent trends in the last month or so since the quarter ended and is it safe to say that install times have improved or returned to normal?

Doug Shumate:	Sure. As we will also indicate in the Q that we’ll file this week, we did see good results in the month of October on the local revenue side. We did not see – the first week of November didn’t have that same trend. As we look, we’ve seen continued pressure on our local and data revenues in the business as we look at October and that’s really kind of a general trend and we’ll be making reference to those in the Q. So we still think of course we’re going to see pressure on the GrapeVine business as we have stopped marketing those efforts.

Dean Larkin:	Okay, great. Thank you very much.

Christy:	Your next question comes from the line of Anna Goshko with Banc of America Securities.

Anna Goshko:	Hey, Doug and Larry.

Larry Williams:	Hi, Anna.

Anna Goshko:	I was looking for some more general background and qualitative color on these competitive pressures that you’ve spoken about and see impacting the rest of the year on the revenue line. I mean, it sounds like this is largely BellSouth. Are there other pressures? Is there something kind of anticipated that happened? Have they really stepped up their efforts in the last quarter? In what ways? Do you feel that you’re going after you directly at this point?

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Larry Williams:	We are probably putting as much of that pressure on ourselves as possible because we’re trying to slow down the attrition and the churn in the BTI base. And, as we do that, we’re accelerating the migration of some of those customers over to more currently priced products into new products. And if you remember about a year ago, we put in new pricing which we had not adjusted very much for a couple of years on our own base and we started that migration. With the BTI base, there were quite a few of them that were at higher prices than the current market prices. So we have been sort of eating our own lunch in some respects by migrating these customers faster. If you sell a new line today, it’s probably 20-30% lower than what we are replacing if we replace that customer with a new contract. So we’re sort of eating our own lunch in pricing and it’s been accelerating because of our effort of trying to slow the churn in the BTI base.

Anna Goshko:	Okay. So this is more driven then from a re-pricing of your base, more internally driven than rather some stepped up external competitive action?

Doug Shumate:	I think there are a couple of dynamic things. We did see our gross installs drop off pretty dramatically in August and September, so that put the pressure on any net line adds.

Larry Williams:	But that was not in our sales effort that much; it was in the installs after we get the orders and that was due totally to BellSouth basically not being able to turn them up during that period.

Doug Shumate:	But we clearly did, as I articulated, see an increase in the churn and we do believe – we’re doing a lot of analysis on the base right now – that we saw the impact of base writedowns accelerate in August and September as we armed some of the sales force with a little bit more aggressive retention pricing.

Anna Goshko:	Okay. And then some metrics on sales force productivity. I guess you had either in line sales or revenue or whatever you think are the best metrics in the way that you monitor their productivity.

Doug Shumate:	I think one way to look at it is that we have seen from the nice levels that we saw in the second quarter, it has come down a bit and maybe some of that, some of the distraction was some of the activities that we’ve got going on as a matter of productivity.

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That’s not quantitative; it’s more qualitative, but that is a reality. And also it tempers our expectations for our revenue going forward, candidly, because of the nature of the backlog; and that’s also probably illustrated in the fact t hat you can see a little bit of that, and I articulated to you I think, that the backlog is right at 11,600 lines and I think at the end of the second quarter it was probably closer to 13,000. Hold on one second so I can give it to you. The backlog probably was a little bit higher than that, but the backlog’s come down a little bit.

Anna Goshko:	Okay, great. Thank you.

Christy:	Once again, if you would like to ask a question, please press *1 on your telephone keypad. Your next question comes from the line of Patrick Walker, Walker Smith Capital.

Patrick Walker:	Could you guys detail the working capital drawdown that you said was part of the contribution to the cash balance?

Doug Shumate:	I’m not sure I understand the question.

Patrick Walker:	I think you said that you had $4.6 million needed in working capital.

Doug Shumate:	Yeah. Right, we can. We actually paid about $2 million in disputed line costs, Patrick. We lowered our – generally favorable; you know we carry an accrual for any of the disputes out there and this is a cash need so it lowered that disputed balance. We also had a reduction in our trade payables of about $1.9 million. And we had a $1.4 million reduction in our accrued compensation, and that was just due to the nature of how we had seven payroll cycles in the quarter when we normally see about six.

One thing that we did not get a benefit from even though our revenues dropped, we didn’t see a reduction in our AR and that was driven by two reasons. One, we believe there was some delay in the receipts because of the some of the weather. We also know for a fact that we were delayed in billing our carrier access billing because of the massive changes in the assumptions that we put through to maximize those revenue streams with that FCC mandated decrease. We believe it was probably at least a $2 million delay and some of those bills did not go out until October for a couple of pieces of the business.

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Larry Williams:	I think one important thing to look at on the working capital and the cash is our cash year-to-date has gone down about $33 million if you compare the balance sheet that was in the press release. Our current liabilities have been reduced by $17.5 million primarily relating to settlements and disputes and things that were in the BTI base at the time of closing as well as some that we had in our own base. And then, in addition, our long-term liabilities have gone down $21.6 million through September. So, in total, our debt our balance sheet has been reduced by $39.1 million through September while our cash went down $33.4 million. So if you look at it from that perspective, maybe we didn’t plan it as well or time it as well as we’d like to, but when you’re reaching settlements and having settlements, you can’t necessarily time them to fit your quarter. And we have had some of those this quarter. Most of them took place in the second quarter, but they definitely have impacted our cash position as we have used the cash during the year to settle these things.

Patrick Walker:	All right. And sales force, how many people do you have out now and what’s kind of your expectation of that going forward?

Doug Shumate:	Drew, do you want to comment on that?

Drew Walker:	Yeah. I think the total sales are in the 330 range, number of salespeople including our small business and our integrated team.

Patrick Walker:	How does that compare to last quarter?

Drew Walker:	Well, that’s been flat for most of the year. It’s been our sales headcount for the year.

Patrick Walker:	Okay. And the CapEx number isn’t that much out of line from previous, but the gross adds is down so I guess what does that relate to?

Larry Williams:	It was a big jump up in the third quarter on the capital spending relative to the second, but it’s in line for the year target that we’ve been showing. We just had two favorable first and second quarters below our forecast and now we’re sort of catching up in the last two quarters; but, on an annual basis, I think we’re still tracking probably even or favorable to what we had projected.

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Doug Shumate:	Patrick, to give you a little bit more detail, a lot of it is – some of it is – safety stock for advanced T-1-based facilities products as we had to upgrade; some of the P specifics are upgrading some of the processors on the DMS platform as well as line additions into the Lucent side of the shop. As we look forward, we’re going to still have a relatively high CapEx quarter in the fourth quarter, but we do believe that in the first quarter of ‘05 that it will normalize itself for a couple of reasons. One, almost all the capital for the BTI integration has been completed and, two, we’ve put a lot of safety stock into the network relative to growth that we can achieve.

Patrick Walker:	Okay. And the core growth seems like at a couple of these conferences you’ve mentioned the fact that – well, I guess just to highlight the previous question – you had 11,600 lines in backlog at the end of June and over 13,000 at the end of September. Is that right?

Doug Shumate:	I thought it was the reverse of that. {Two speaking}

Male Speaker:	{Unintelligible} 12%.

Doug Shumate:	I think we had 13,000 or so at the end of June and we had 11,600 at the end of September. The backlog has come down a little bit.

Patrick Walker:	Okay.

Larry Williams:	And not anywhere near what we expected to happen in the third quarter.

Patrick Walker:	In what way?

Larry Williams:	We expected the backlog to significantly come down based on our run rate of turning orders up or installing them in July-ish and June time frame; and we were actually seeing an uptick in turndown and that slowed down drastically in August and September.

Patrick Walker:	Okay.

Larry Williams:	I mean, that backlog is way above what our normal level of backlog should be, and it has been that way for four or five months now.

Patrick Walker:	Is there any single reason that explains that or is it a discrepancy versus your expectation?

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Larry Williams:	Well, if you go back to the second quarter, we explained that it had increased because our productivity and our sales force had surprisingly increased starting about February/March which threw more load on our back office. We were working to fix that problem and it looked like we were making very good progress until the hurricanes came along in August and September, which went the other way.

Patrick Walker:	As far as the installation?

Larry Williams:	As far as the installations. And then the other thing, as Doug touched on briefly there, the effort in our sales force has probably fallen off a little bit in productivity in the last two or three months probably somewhat relating to the weather and the hurricanes but also relating to re-terming and trying to focus more on saving the base as we go forward.

Patrick Walker:	Okay. Well, I’ll yield the floor.

Christy:	Once again, if you would like to ask a question, please press *1 on your telephone keypad. Your next question comes from the line of Eric Salzman with Basso Capital.

Eric Salzman:	Hey, guys.

Doug Shumate:	Hey, Eric.

Larry Williams:	Hey.

Eric Salzman:	Can you just review what your expectation for cash consumption is for the fourth quarter and what cash should come to? Obviously pro forma for the $15 million, that’s coming in.

Doug Shumate:	I’ll tell you what, Eric. At this point in time, we’re not going to give a forecast on the cash balances because we’re still watching the working capital in the business and we’re attacking our AR balances and those types of things. So I’m going to hold back on that. As it relates to – what was your specific question relative to –

Eric Salzman:	If you go through working capital, since the quarter ended have you seen positive trend in working capital just given some of the late payments and delayed payments and so forth?

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Doug Shumate:	As of through October, we have not seen a positive trend in working capital as of yet but we are very focused on it and, in fact, quite candidly may engage some outside efforts to let us work with working capital because having said to you what’s happened over the last three quarters, we’ve significantly improved the balance sheet so our working capital utilization has got to improve. And now we’re focused on how we do it in the most expeditious manner.

Eric Salzman:	Uh-huh. And just if you could remind me your previous CapEx guidance for the year would imply, what would you spend for –

Doug Shumate:	We had previously I believe in the last quarter’s Q said it would be around $50 million, and we should be somewhere between 47 and 49. That’s where we kind of see the business now.

Eric Salzman:	Okay. And then –

Larry Williams:	You remember that also included probably an extra $10-$12 million of integration capital relating to the BTI merger and it wasn’t necessarily a normal, ongoing requirement.

Eric Salzman:	Uh-huh. And then just could you review what your current share count is and then the preferred share balances of the A and the B?

Doug Shumate:	Sure. I believe that – bear with me one second here. I think at the end of October, there were close to 52 million shares of common stock outstanding and there were, let’s see, I guess 11.7 on a basis for the Series B and probably 5.6 and I’ve probably got some accretion that I need to add into there, Eric, but that’s the general basis when you convert them.

Eric Salzman:	Uh-huh.

Doug Shumate:	And if you look at the additional Series B that we made reference to this morning, that’ll add an additional 5 million shares of dilution.

Eric Salzman:	Okay, great. Thanks a lot, guys.

Christy:	At this time, there are no further questions. Mr. Williams, are there any closing remarks?

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Larry Williams:	Yeah. Let me thank everybody again for joining. While we do continue to face challenges related to the current competitive environment, we do remain focused on our business plan and improving our path to profitability. We believe that we have outlined a solid plan for reaching this goal. For the remainder of the year, we will continue to focus on the things I mentioned earlier: improving our customer retention and lowering existing churn levels; minimizing our discretionary capital expenditures; eliminating additional costs from our business, particularly relating to our merger and integration with BTI; and closing the mergers with FDN and Network Telephone to realize additional benefits of scale. We believe that all of these factors will lead to the long-term success of our Company, customer and employee satisfaction, and increased shareholder value. Thank you again for your continued interest in ITC^DeltaCom and we look forward to updating you in the future. Thank you.

Christy:	Thank you. This concludes your conference. You may now disconnect.